Exhibit 10.3.2

SECOND AMENDMENT TO GAS PURCHASE AGREEMENT
BETWEEN MARATHON OIL COMPANY AND
ALASX.A PIPELINE COMPANY
DATED MAY 1, 1988

WHEREAS, Marathon Oil Company (“Seller”) and Alaska Pipeline Company (“Buyer”) entered into that certain Gas Purchase Agreement dated May 1, 1988 (“the Agreement”); and

WHEREAS, Seller and Buyer have previously amended the Agreement; and

WHEREAS, Seller and Buyer desire to make further modifications to the Agreement for the benefit of both parties;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties do covenant and agree as follows:

A. Section 1.5 of the Agreement is amended by adding the following sentence:
After the Year 2001, the term “Annual Contract Quantity,” when applied to Gas sold pursuant to the Initial Commitment, shall mean the amount of Gas which Seller is obligated to sell and which Buyer is obligated to purchase pursuant to this Agreement.

B. Section 4.0 of the Agreement is amended by deleting, from the last sentence, “immediately after Buyer has exhausted the Initial Commitment” and inserting in lieu thereof “when volumes Seller is obligated to sell pursuant to the Initial Commitment are insufficient to meet Buyer’s New Gas needs.”

C. Section 4.1 of the Agreement is deleted and replaced with the following:
An Annual Additional Commitment is the total amount of Gas in excess of the amount of Gas previously committed under this Agreement and all other contracts under which Buyer has the right to purchase Gas which Buyer forecasts will be necessary to meet its Gas supply requirements for the first nine (9) Years of any Option Forecast.

Annual Additional Commitments are made pursuant to the procedures in Section 4.4.

D. The second sentence of Section 4.3(b) of the Agreement is deleted and replaced with the following:
Any Supplemental Forecast which shows that the volumes Seller is obligated to sell pursuant to the Initial Commitment plus Annual Additional Commitments (if any have been made) will be insufficient to meet Buyer’s New Gas needs on or before the end of the ninth (9th) Year of the forecast and any Supplemental Forecast showing a Year after 2001 (except a ninth (9th) Year in which the Annual Volumes of Gas to be sold pursuant to Table 1 of Section 4.7 are adequate to meet Buyer’s New Gas needs) shall be called an “Option Forecast.”

E. Option 1 of Section 4.4(a) of the Agreement is deleted and replaced with the following:
Option 1: Seller will advise Buyer that sales pursuant to this Agreement shall terminate after Seller has sold to Buyer all Gas remaining to be delivered pursuant to the Initial Commitment plus any Annual Additional Commitments which have been previously made.

F. Option 2 of Section 4.4(a) of the Agreement is deleted and replaced with the following:

Option 2: Seller will make an Annual Additional Commitment calculated pursuant to Section 4.1.

G. Section 4.4(b) is amended by changing the date “1995” in line 1 to “1994” and by changing the date “1996” in line 2 to “1995”.

H. The following provision is added to the end of Section 4.5(c):
(3)
Maximum permissible Swing Rates calculated pursuant to Sections 4.5(c)(1) and (2) shall be based on the total Swing Rate for New Gas sold in the applicable Year pursuant to the Initial Commitment, the applicable Annual Additional Commitment, and/or the Final Additional Commitment.

I. Section 4.7 is amended by deleting the first paragraph and replacing it with the following paragraph:
Subject to Buyer’s rights to take Gas purchased from other sellers pursuant to Section 4.13, Buyer shall take from Seller through December 31, 2001, all of Buyer’s New Gas requirements that Seller can supply. Beginning January 1, 2002, Buyer shall be obligated to purchase, and Seller shall be obligated to sell, each Year only the Annual Volumes of Gas shown in Table 1 below (which are part of the Initial Commitment) plus Annual Additional and Final Additional Commitments until the Initial, Annual Additional, and Final Additional Commitments, net of any reductions (including purchases pursuant to Section 4.13) permitted by this Agreement, have been exhausted; provided, however, that Buyer shall never be obligated to take and purchase from Seller, or to pay for if not taken, any Gas in excess of Buyer’s New Gas requirements less any Gas purchased pursuant to Section 4.13.

Table 1

Year	Annual Volumes of Gas (Bcf)

2002	21
2003	19
2004	17
2005	15
2006	13
2007	11
2008	9
2009	7
2010	5
all later years	5

The Annual Volumes of Gas in Table 1 are part of the Initial Commitment but do not increase the Initial Commitment.

J. The first sentence of Section 4.8 is deleted and replaced with the following:
Subject to all of the terms of this Agreement, Seller shall deliver all of Buyer’s requirements for New Gas each day through December 31, 2001. In any Year after 2001 for which Seller has made an Annual Additional Commitment, Seller shall deliver all of Buyer’s requirements for New Gas each Day until the Initial and Annual Additional Commitments have been exhausted. In any Year after 2001 for which Seller has not made an Annual Additional Commitment or Final Additional Commitment, the Swing Rate shall be a pro-rata share of Buyer’s projected maximum daily demand on all suppliers calculated as follows:

No later than October 1 of each Year (beginning in 2000), Buyer shall give Seller a projection (“Swing Rate Forecast”) of Buyer’s maximum daily demand on all suppliers and total purchases from all suppliers, including Seller, for each of the next two Years. Buyer’s Swing Rate Forecast will not exceed Buyer’s historical daily peaks reasonably adjusted for known or estimated changes, including load growth or decline. Seller shall have the right to review all data on which a Swing Rate Forecast is based. The Swing Rate for the second year of each Swing Rate Forecast shall be calculated by:

(i) using Table 1 to determine the Annual Volume of Gas Seller must deliver to Buyer;

(ii) dividing the result of (i) by Buyer’s forecast of total purchases from all suppliers; and

(iii) multiplying the result of (ii) by Buyer’s forecast of maximum daily demand on all suppliers, including Seller.

All calculations are based on data from the second Year of the Swing Rate Forecast. The first Year of the Swing Rate Forecast is informational only and will be updated as the forecast “rolls” forward the following Year. The calculations are not applicable and will not be made for any Year in which Seller has made an Annual or Final Additional Commitment.

An example of the calculation of Swing Rate for 2004 follows. Assume that on October 1 of 2002, Buyer makes the following Swing Rate Forecasts:

	2003	2004

Maximum daily demand (MMcf) on all suppliers, including Seller	270.00	275.00

Total purchases (Bcf) from all suppliers, including Seller	35.00	36.00

The Annual Volume of Gas (Table 1)	19.00	17.00

Swing rate for 2004 = 17 x 275 = 36	N/A	129.86

Buyer shall have the option to purchase daily quantities of Gas, if any, in excess of the Swing Rate then in effect which, in Seller’s sole judgment, can be produced and delivered efficiently and in accordance with good operating practices and without impairment of Seller’s obligations under other Gas sales contracts and under Seller’s other needs for Gas. Buyer has the right, but not the obligation, to purchase the Swing Rate from Seller on any day of the Year, regardless of whether Buyer has already taken the Annual Volume of Gas (Table 1) for that Year, provided that Buyer is also purchasing the maximum daily quantities of Gas available from its other suppliers.

K. The first sentence of Section 4.9 is deleted and replaced with the following:
Subject to all of the terms of this Agreement, Seller shall immediately begin deliveries of the Final Additional Commitment when the last Annual Additional Commitment is exhausted or, if earlier, in any Year in which the Initial Commitment is not adequate to meet Buyer’s demands for New Gas.

L. Section 4.13(f) is amended by inserting, before the period, the following:
or, to the extent Seller is not obligated to supply all of Buyer’s New Gas requirements because Seller has exercised Option 1 of Section 4.4(a), for delivery in any Year in which Seller is not so obligated.

M. The heading of Section 19.4 is amended by deleting the word “Draftsman” and inserting in lieu thereof the word “Drafter.”

N. Exhibit A is amended by adding to it the following contract amendments:
Agreement between Shell Western E & P Inc. and Alaska Pipeline Company dated November 15, 1991, to amend the agreement between Shell Oil Company and Alaska Pipeline Company dated December 20, 1982, and amended May 24, 1982.

Agreement between ARCO Alaska, Inc. and Alaska Pipeline Company dated November 15, 1991, to amend the agreement between Shell Oil Company and Alaska Pipeline Company dated December 20, 1982, and amended May 24, 1982.

O. This Second Amendment cannot be permanently implemented until it has been approved by the Alaska Public Utilities Commission (APUC). This Second Amendment shall be deemed approved when the APUC issues a final order, which is no longer subject to appeal, finding that approval is in the public interest.

If the APUC does not approve this Second Amendment by January 1, 1993, either party may cancel the Second Amendment after thirty (30) days’ written notice to the other party and to the APUC. If the APUC approves this Second Amendment subject to terms and conditions which are unacceptable to either party, either party may petition for reconsideration. The party finding the terms and conditions unacceptable must, within five (5) business days of being served with the order, notify the other party in writing of the terms and conditions which are unacceptable and state whether it will petition for reconsideration. If a petition for reconsideration is filed and if the unacceptable terms and conditions are not cured, the party finding the terms and considerations unacceptable may cancel the Second Amendment by giving notice within thirty (30) days following the last day on which the petition for reconsideration could be granted or within thirty (30) days following the APUC’s order on reconsideration, whichever is earlier. If petition for reconsideration is not filed, either party may cancel this Second Amendment by giving written notice within thirty (30) days of the service of the order containing the unacceptable terms and conditions.

P. Except as expressly modified by this Second Amendment, the Agreement remains in effect and the terms used in this Second Amendment shall have the same meaning as in the Agreement. In the event that this Second Amendment is inconsistent with the Agreement, this Second Amendment shall govern the interpretation of the Agreement as amended by this Second Amendment.

ALASKA PIPELINE COMPANY	MARATHON OIL COMPANY
By: /s/R. F. Barnes	By: /s/Richard G. Grammer

Its: President Dated: November 19, 1991	Its: Vice President Dated: November 15, 1991